Confidential Materials omitted and filed separately with the Securities and Exchange Commission.

Three asterisks denote omissions.

Exhibit 10.11

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (the Agreement) is made as of March 28, 2008 (the Effective Date) by and between (i) a California corporation that will be known as Trivascular 2, Inc. (after a name change to occur shortly after the Effective Date), is currently known as Boston Scientific Santa Rosa Corp. and was previously known as TriVascular, Inc. (Licensor), and (ii) Boston Scientific Scimed, Inc., a Minnesota corporation (together with its Affiliates, Licensee).

WHEREAS, (i) BOSTON SCIENTIFIC CORPORATION, a Delaware corporation, (ii) BOSTON SCIENTIFIC SCIMED, INC., a Minnesota corporation, and (iii) TV2 HOLDING COMPANY, a Delaware corporation. (Buyer) have entered into that certain Stock Purchase Agreement dated as of the Effective Date (Purchase Agreement) pursuant to which, on the Effective Date, Buyer purchased all of the outstanding shares of capital stock of Licensor;

WHEREAS, as a result of the Purchase Agreement, Licensor is the owner of the “TriVascular Intellectual Property” (as defined in the Purchase Agreement);

WHEREAS, Licensor has obtained additional intellectual property rights from Licensee and/or its Affiliates as a result of that certain Nonexclusive License Agreement and Covenant Not to Sue (License and Covenant Agreement) and that certain Know-How Assignment Agreement (Know-How Agreement), both dated as of the Effective Date; and

WHEREAS, Licensee desires to obtain a license to use certain intellectual property rights of Licensor, and Licensor has agreed to grant to Licensee such license in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises and agreements hereinafter set forth, the parties hereto agree as follows:

1.	DEFINITIONS.

The following terms, when used herein, have the meanings set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Purchase Agreement, the License and Covenant Agreement, and the Know-How Agreement.

Affiliate means, with respect to the Person to which it refers, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person. For this purpose, “control” means the ownership of fifty percent (50%) or more of the voting securities entitled to elect the directors or management of the Person, or the actual power to elect or direct the management or policies of the Person by law, contract, or otherwise.

Fill/Film Know-How means that Licensed Know-How designated as Fill/Film Know-How in Exhibit A attached hereto.

Intellectual Property Rights means intellectual property or proprietary rights of any description including (a) rights in any patent, patent application, including any provisionals, continuations, divisionals, continuations-in-part, extensions, renewals, reissues, revivals and reexaminations, any national phase PCT applications, any PCT international applications, and all foreign counterparts of any of the foregoing, (b) rights in any copyright, industrial design, URL, domain name, trademark, service mark, logo, trade dress or trade name, (c) related registrations and applications for registration, (d) trade secrets, moral rights or publicity rights, (e) inventions, discoveries, improvements, know-how, techniques, methodologies, designs or data, whether or not patented, patentable, copyrightable or reduced to practice, and (f) goodwill related to any of the foregoing.

Licensed Field means any and all medical device fields or medical device applications outside the Retained Field.

Licensed Know-How means the know-how, trade secrets, inventions, discoveries, data and technical information listed in Exhibit A attached hereto, including the Fill/Film Know-How.

Licensed Patent(s) means Old Licensed Patents and New Licensed Patents.

Licensed Product(s) means Old Patent Licensed Products and New Patent Licensed Products.

Licensed Technology means, individually and collectively, (a) the Old Licensed Patents, and (b) the Licensed Know-How.

New Licensed Patent means: (i) the Licensee Patent Filings, and (ii) each of the following solely to the extent directed to Existing Assigned Know-How Inventions: (a) all patent applications filed by or on behalf of Licensor under the Know-How Agreement; (b) any patent application(s) filed as a continuation, division, or continuation-in-part (solely to the extent not directed to new matter) of the patent application(s) described in clause (a), patents issuing from the patent application(s) described in clauses (a)-(b) and any reissues, reexaminations and extensions of patents described in clauses (a)-(b); and (c) any foreign counterpart to the patent(s) and patent application(s) described in clauses (a)-(b) (including divisions, continuations, confirmations, additions, renewals or continuations-in-part of such patent applications), patents issuing therefrom and reissues, reexaminations and extensions thereof.

New Patent Licensed Product means any product, part or other material, process or service, the identification, discovery, research, development, production, use, marketing, offer for sale, distribution, import, export or sale of which, absent the license granted pursuant to this Agreement, would constitute an infringement of the New Licensed Patents.

New Patent Non-Exclusive Licensed Field means endovascular repair of iliac aneurysms, dissections and/or trauma, including all products designed to be implanted solely in the iliac excluding devices that are (a) implanted both in (or partially in each of) any portion of the aorta (to avoid doubt, the aorta includes both abdominal aortic and thoracic aortic blood vessels), and the iliac; and/or (b) modular devices (or components thereof) that are labeled for use together with (or as part of) any device (or portion of a device) that is implanted in any portion of the aorta (to avoid doubt, the aorta includes both abdominal aortic and thoracic aortic blood vessels).

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

Old Licensed Patent(s) means: (a) the patents and patent applications listed in Schedule 1.01(c)(i) of the Purchase Agreement; (b) any patent application(s) filed as a continuation, division, or continuation-in-part (solely to the extent not directed to new matter) of the patent application(s) described in clause (a), patents issuing from the patent application(s) described in clauses (a)-(b) and any reissues, reexaminations and extensions of patents described in clauses (a)-(b); and (c) any foreign counterpart to the patent(s) and patent application(s) described in clauses (a)-(b) (including divisions, continuations, confirmations, additions, renewals or continuations-in-part of such patent applications), patents issuing therefrom and reissues, reexaminations and extensions thereof.

Old Patent Licensed Product(s) means any product, part or other material, process or service, the identification, discovery, research, development, production, use, marketing, offer for sale, distribution, import, export or sale of which, absent the license granted pursuant to this Agreement, would constitute an infringement or misappropriation of the Licensed Technology. Notwithstanding the foregoing, Old Patent Licensed Product(s) excludes all medical devices (other than ***) with a ***. To be clear, the “***” shall exclude states achieved through use of a device outside the reasonable contemplation of the parties (as examples that shall not be deemed limiting, “reasonably contemplated” use of a device includes (i) all uses described in documentation, marketing materials or published literature for such device and (ii) all uses of such device that would reasonably be expected to be made in reasonable and customary medical practice). The purpose of the *** restriction provided above, and the parties’ intent in including it, is to reduce the potential for off-label use of Old Patent Licensed Product(s) labeled for the Licensed Field, by excluding from the definition of “Old Patent Licensed Product” devices that are most likely to be physically capable of being used off-label for the Retained Field.

Licensee Patent Filings means: (a) the patents and patent applications listed in Schedule 1.01(c)(ii) of the Purchase Agreement; (b) any patent application(s) filed as a continuation, division, or continuation-in-part (solely to the extent not directed to new matter) of the patent application(s) described in clause (a), patents issuing from the patent application(s) described in clauses (a)-(b) and any reissues, reexaminations and extensions of patents described in clauses (a)-(b); and (c) any foreign counterpart to the patent(s) and patent application(s) described in clauses (a)-(b) (including divisions, continuations, confirmations, additions, renewals or continuations-in-part of such patent applications), patents issuing therefrom and reissues, reexaminations and extensions thereof.

Person means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or other entity.

Regulatory Approval means receipt of final written approval from the United States Food and Drug Administration or final written registration or approval for a CE Mark allowing the marketing and sale of products covered by Licensed Patents by Licensor in the Retained Field.

Retained Field means endovascular repair of aneurysms, dissections and/or trauma for aortic, thoracic and iliac blood vessels, including products designed to be implanted in the iliac.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

2.	GRANT OF RIGHTS.

2.1. Old Patent License Grant. Subject to the terms and conditions of this Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor hereby grants to Licensee, and Licensee hereby accepts:

(a) an irrevocable (except as otherwise provided in Sections 3 and 6), exclusive, worldwide, royalty-free, fully paid-up right and license, including the right to sublicense (solely in a manner that complies with Section 2.3), to use the Old Licensed Patents to the extent necessary or useful to develop, have developed, make, have made, use, have used, distribute, promote, market, offer for sale, sell, have sold, import and export Old Patent Licensed Products, solely within the Licensed Field;

(i) Notwithstanding the *** restriction of the definition of Old Licensed Patent Product, in the unanticipated case where Licensee wishes to develop for the Licensed Field a medical device (other than ***) covered by the Old Licensed Patents that does not comply with the *** restriction of the definition of Old Patent Licensed Product (“Non-Compliant Covered Device”) that Licensee believes has physical characteristics that would prevent it from being used off-label for the Retained Field, Licensee may seek Licensor’s prior written permission, on a Non-Compliant Covered Device-by-Non-Compliant Covered Device basis, for the particular Non-Compliant Covered Device to be included in the Old Patent Licensed Products. Licensee may seek Licensor’s prior written consent as follows: to seek such permission, Licensee shall notify Licensor in writing explicitly stating that the notice is to seek permission to include a Non-Compliant Covered Device in the Old Patent Licensed Products. In such notice, Licensee shall include detailed, complete designs and plans for such Non-Compliant Device. Licensor agrees that any information provided by Licensee to Licensor in accordance with this Section 2.1(a)(i) shall constitute Confidential Information of Licensee, which shall be treated in accordance with Section 8 of this Agreement. Licensor shall have ninety (90) days to respond whether Licensor agrees to include such Non-Compliant Covered Device among the Old Patent Licensed Products. If in Licensor’s good faith opinion such Non-Compliant Covered Device presents no medically reasonable possibility of use (including off-label use) in the Retained Field, Licensor shall not unreasonably withhold its consent. Any Non-Compliant Covered Device for which Licensor provides its explicit written consent shall be an “Old Patent Licensed Product.”

2.2. Know-How and New Patent License Grant. Subject to the terms and conditions of this Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor hereby grants to Licensee, and Licensee hereby accepts:

(a) Fill/Film Know-How and Related New Patents. an irrevocable (except as otherwise provided in Sections 3 and 6), exclusive, worldwide, royalty-free, fully paid-up right and license, including the right to sublicense (solely in a manner that complies with Section 2.3), to use the Fill/Film Know-How, and any New Licensed Patent to the extent directed to the Fill/Film Know-How, to the extent necessary or useful to develop, have developed, make, have made, use, have used, distribute, promote, market, offer for sale, sell, have sold, import and export products solely within the Licensed Field; and

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(b) Other Licensed Know-How. an irrevocable (except as otherwise provided in Sections 3 and 6), worldwide, royalty-free, fully paid-up right and license, including the right to sublicense (solely in a manner that complies with Section 2.3), to use the Licensed Know-How outside of the Fill/Film Know-How (except to the extent claimed in any New Licensed Patent directed to such Licensed Know-How outside of the Fill/Film Know-How), to the extent necessary or useful to develop, have developed, make, have made, use, have used, distribute, promote, market, offer for sale, sell, have sold, import and export medical device products solely other than each of (i) the AAA Product Class, (ii) the Thoracic Product Class, and (iii) Adjunctive Product Class, but excluding in the case of (iii) thoracic cuffs not labeled for use as a component of the AAA Product Class or the Thoracic Product Class, as those terms (in (i)-(iii)) are defined (or described) in Exhibit B of the License and Covenant Agreement (collectively “Excluded-From-Boston-General-Know-How-License Products”); such license shall be exclusive in the Licensed Field and non-exclusive in the Retained Field; and

(c) New Licensed Patents other than Fill/Film New Licensed Patents. an irrevocable (except as otherwise provided in Sections 3 and 6), worldwide, royalty-free, fully paid up right and license, including the right to sublicense (solely in a manner that complies with Section 2.3), to use any New Licensed Patent, excluding any New Licensed Patent referred to in Section 2.2(a), to the extent necessary or useful to develop, have developed, make, have made, use, have used, distribute, promote, market, offer for sale, sell, have sold, import and export New Licensed Patent Products solely within the Licensed Field and the New Patent Non-Exclusive Licensed Field; such license shall be exclusive in the Licensed Field, and non-exclusive in the New Patent Non-Exclusive Licensed Field.

2.3. Sublicenses. Each of the license rights granted to Licensee in Sections 2.1 and 2.2 shall include the right to grant sublicenses solely within the scope of such license right set forth in Sections 2.1 and 2.2 (and subject to all restrictions as to field and product that are incorporated into the applicable underlying license grant set forth in Section 2.1 or 2.2). Licensee shall include in each such sublicense agreement provisions at least as protective of Licensor (and restrictive of the sublicensee) as the terms and conditions of this Agreement, including provisions at least as protective of Licensor (and restrictive of the sublicensee) as Section 2.4.

2.4. Reservation of Rights. Except as expressly set forth herein, this Agreement does not grant to Licensee any right, title, interest, ownership or license, by implication, estoppel or otherwise, to any Intellectual Property Rights of Licensor. Without limiting the generality of the foregoing, under no circumstances will the license grants of Section 2.2 be used to imply a license under the Old Licensed Patents for any product other than Old Patent Licensed Products.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

Licensee and its Affiliates shall not (x) clinically develop through human studies (i.e., sponsor, conduct or run a human clinical trial) for a period of ***, or (y) commercialize a product, in each case covered by (i) ***; (ii) ***; or (iii) *** (other than those of (ii)) in fields outside ***.

Title to the Old Licensed Patents and New Licensed Patents will at all times remain vested in Licensor and nothing in this Agreement shall be construed to prohibit or restrict Licensor’s right to sell, transfer, assign or encumber any of the Old Licensed Patents and New Licensed Patents, subject to the licenses granted to Licensee hereunder, or except as otherwise set forth herein.

2.5. Sales into Retained Field. Licensor and Licensee shall promptly (within 30 days) notify each other upon becoming aware that Old Patent Licensed Products are being used off-label in the Retained Field, or that New Patent Licensed Products are being used off-label in the Retained Field (other than in the New Patent Non-Exclusive Licensed Field). If Licensee becomes aware of any such off-label use, Licensee shall use reasonable efforts to prevent such use, including notice to physicians and hospitals in writing that such use is not approved.

3.	BANKRUPTCY.

Licensor agrees that the rights to the Licensed Technology and New Licensed Patents licensed by Licensor to Licensee as set forth herein constitute “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code and that the Agreement shall be governed by Section 365(n) of the Bankruptcy Code. If Licensor voluntarily or involuntarily becomes subject to the protection of the Bankruptcy Code, and Licensor or the trustee in bankruptcy rejects the Agreement under Section 365 of the Bankruptcy Code, Licensee shall have the right to: (a) treat the Agreement as terminated; or (b) retain Licensee’s rights under the Agreement, specifically including, without limitation, the right to exercise its rights granted therein to the Licensed Technology and/or New Licensed Patents.

4.	REPRESENTATIONS AND WARRANTIES.

4.1. Representations. Each of Licensee and Licensor hereby represents and warrants to the other party that: (a) it is a corporation duly organized and validly existing under the laws of the applicable state of its incorporation, and has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly authorized, executed and delivered by such party and it constitutes the legal, valid and binding obligations of such party, and it is enforceable against such party in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, reorganization, insolvency or similar laws of general applicability governing the enforcement of the rights of creditors; and (c) neither the execution, delivery and performance of this Agreement nor the consummation by such party of the transactions contemplated hereby will violate or conflict with or constitute a default under any contractual obligation of such party, or any judgment, order or decree applicable to, or binding upon, such party. In Licensor’s case, the representation and warranty contained in the foregoing clause (a) is subject to Licensee having effectively caused all TriVascular Intellectual Property (as defined in the Purchase Agreement) to be conveyed to Licensor pursuant to the Purchase Agreement

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

and to Licensee having effectively caused all Existing Assigned Know-How Inventions (as defined in the Know-How Agreement) to be conveyed to Licensor pursuant to the Know-How Agreement. Licensee further represents and warrants that, other than the Licensee Patent Filings, Licensee has not since June 1, 2006 filed (or had filed on their behalf) any patent application directed to any invention that would be Assigned Know-How under the Know-How Agreement. The sole and exclusive remedy for any breach of the representation and warranty set forth in the preceding sentence shall be that Licensor shall own any such patent application that has been filed the existence of which makes such representation and warranty untrue, and Licensee hereby assigns any and all such patent applications (together with their patent progeny as described in (b)—(c) of the definition of “Licensee Patent Filings” in this Agreement) to Licensor. Any and all such patent applications thus assigned from Licensee to Licensor shall be automatically listed in Schedule 1.01(c)(ii) to the Purchase Agreement (and thus licensed to Licensee as and to the extent provided in this Agreement).

4.2. Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 4.1 OF THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER EXPRESS OR IMPLIED WARRANTY AS TO THE LICENSED TECHNOLOGY OR NEW LICENSED PATENTS INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, QUIET ENJOYMENT, QUIET POSSESSION, OR ANY WARRANTIES IMPLIED FROM ANY COURSE OF DEALING OR USAGE OF TRADE, AND HEREBY DISCLAIMS THE SAME. Without limiting the foregoing, this Agreement and the licenses granted herein does not and shall not be interpreted or construed to include: (a) any representation or warranty as to the validity, enforceability or scope of the Licensed Technology or New Licensed Patents, (b) any requirement to file any patent application or secure or maintain any patent, (c) any obligation to furnish any technical or support information, and/or (d) any license or rights by implication or estoppel.

4.3. Export. Licensee acknowledges and agrees that it shall not export or re-export, directly or indirectly (including via remote access), the Licensed Technology, the New Licensed Patents or the Licensed Products, as the case may be, or other information or materials it receives pursuant to this Agreement to any country for which the United States or any other relevant jurisdiction requires any export license or other governmental approval at the time of export without first obtaining such license or approval.

5.	PATENT PROSECUTION; ENFORCEMENT.

5.1. Prosecution.

(a) General. Licensor shall have the sole right, but not the obligation, to prepare, file (including foreign filing decisions), prosecute, maintain, obtain extensions, and conduct all other business before governmental patent offices (Prosecution), with respect to the Licensed Patents at its expense and in its sole and absolute discretion, subject to subsection (b) below.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(b) Cooperation. Licensor shall provide Licensee with copies of all patent applications and other related material submissions and correspondence with any patent authorities with respect to the Prosecution of the Licensed Patents, so as to allow a reasonable period of time for review by Licensee. Licensor will notify Licensee, and will provide Licensee with an opportunity to consult with Licensor and its counsel regarding any material actions to be taken or not taken in connection with Prosecution of the Licensed Patents, with respect to the Licensed Field (all such actions to be taken or not taken, Prosecution Actions). Licensor shall take into consideration the reasonable requests of Licensee regarding Prosecution Actions (other than for Prosecution Actions that only affect filings that are inherently limited to the Retained Field).

The parties acknowledge that if, and only if, rules proposed and promulgated recently (as of the Effective Date) by the United States Patent and Trademark Office, but which are not currently in effect as of the Effective Date, ultimately become effective in a form that is not materially different from those proposed and promulgated as of the Effective Date (or if other rules that contain similar limitations on continuations and claims ultimately become effective), .certain limitations would be placed on the numbers of applications, claims and other matters relating to the Prosecution of patent families and related patent families (the Proposed Rules). (As an example that shall not be deemed limiting, such rules limit the overall number of independent claims, dependent claims and continuations that may be filed in a given patent family (and across certain related patent families).) Because of these changes, any abandonment of a Licensed Patent filing may be important to Licensor’s overall strategy for its portfolio to maximize the value and issuance of the Licensed Patents. Allowing Licensee to pick up and prosecute applications that Licensor would otherwise abandon could harm or hamper such strategy. Accordingly, if Licensor intends to abandon or let lapse any Licensed Patent, and, in the event the Proposed Rules have become effective, solely if Licensor has determined in its discretion that continued Prosecution of such Licensed Patent will not present any risk of harm to Licensor’s overall strategy for Prosecution of the applicable patent family or related patents, Licensor shall notify Licensee of this determination and allow Licensee to maintain at its own expense such Licensed Patent. In addition, Licensor may, in its sole discretion, elect to assign any such Licensed Patent to Licensee. To be clear, the foregoing rights of Licensee to participate in the Prosecution of Licensed Patents shall not extend to (a) Prosecution of filings that are inherently limited to the Retained Field, nor (b) pre-filing activity associated with the first priority filing of any New Licensed Patent.

Prosecution of the Licensed Patents shall be at Licensor’s cost and expense, except that (a) in the event that Licensor takes any Prosecution Action solely at the request of Licensee, Licensee shall pay all costs, expenses and fees reasonably incurred in taking such action, and (b) all Prosecution by Licensee under the foregoing paragraph shall be at Licensee’s sole expense. Licensee shall fully cooperate with Licensor, at Licensor’s request, in connection with the Prosecution of the Licensed Patents, and in any other proceedings before a patent official or office (in each case solely to the extent that the cooperation of Licensee’s personnel is uniquely helpful to the foregoing (i.e., the assistance could not be performed by any other Person) and does not interfere with such personnel’s regular duties with Licensee).

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

5.2. Enforcement.

(a) Duty to Notify. Each of Licensor and Licensee shall promptly inform the other in writing of any infringement or misappropriation of the Licensed Technology and/or the New Licensed Patents in the Licensed Field by a third party of which it has knowledge and shall provide the other with any readily available information relating to such infringement or misappropriation.

(b) Outside the Licensed Field. In the event that any Person is infringing or misappropriating the Licensed Technology and/or the New Licensed Patents outside of the Licensed Field, Licensor shall have the sole right, but not the obligation, to institute, prosecute and control legal proceedings to prevent or restrain such infringement or misappropriation, at its expense. Licensor may collect and retain for its own use all damages, profits, settlements and awards of whatever nature recoverable from such proceedings. Licensee agrees to assist in the prosecution of such proceedings as reasonably requested solely to the extent that the cooperation of Licensee’s personnel is uniquely helpful (i.e., the assistance could not be performed by any other Person) and does not interfere with such personnel’s regular duties with Licensee, and Licensor shall reimburse Licensee for all reasonable expenses incurred in providing such assistance to Licensor. Licensee shall not otherwise have the right to participate in such proceedings.

(c) Within the Licensed Field.

(i) In the event that any Person is infringing or misappropriating the Licensed Technology and/or New Licensed Patents solely within the Licensed Field, then solely if the infringing or misappropriating product(s) and activity(ies) are medical device product(s) (and/or commercial activities with respect to such medical device product(s)) that is (or are) approved and on the market and competes (or compete) with any Licensee medical device product that is on the market, within an indication for which both (or all of) the allegedly infringing or misappropriating product(s) and the Boston product are labeled (Competitive Infringement), Licensee shall have the first right, but not the obligation, to institute, prosecute and control legal proceedings to prevent or restrain such infringement or misappropriation, at its own expense, in a manner consistent with the remainder of this Section 5.2. If Licensee wishes to initiate such legal proceedings, Licensee shall first notify Licensor in writing. Licensee’s notice must reasonably demonstrate that the infringement or misappropriation is Competitive Infringement, and that it is occurring solely within the Licensed Field. Licensor shall respond to Licensee’s notice in good faith within 30 days. Once Licensee receives confirmation from Licensor that Licensee is entitled to proceed to bring such legal proceedings (or if Licensor does not object within such thirty (30) days), then Licensee may proceed with such legal proceedings. Licensee’s conduct of such legal proceedings must comply with Section 5.2(i). Licensee may collect and retain for its own use all damages, profits, settlements and awards of whatever nature recoverable from such proceedings. Licensor agrees to assist in the prosecution of such proceedings as reasonably requested, and Licensee shall reimburse Licensor for all reasonable expenses incurred in providing such assistance to Licensee. Licensor may participate in such proceedings with its own counsel, at its sole cost and expense.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(ii) If Licensee (X) does not demonstrate that the infringement or misappropriation is Competitive Infringement, or (Y) decides that it will not institute proceedings to prevent or restrain any such infringement or misappropriation (or fails to do so within one hundred eighty (180) days of notification of such infringement or misappropriation), then Licensor shall have the right, but not the obligation, to institute, prosecute and control legal proceedings, utilizing counsel of its own choice, at its expense. Licensee agrees to assist in the prosecution of such legal proceedings as reasonably requested and Licensor shall reimburse Licensee for all reasonable expenses incurred in providing such assistance. Licensee shall not otherwise have the right to participate in such proceedings. With respect to such proceedings that Licensor institutes or prosecutes pursuant to this Section 5.2(c)(ii), any recoveries from such proceedings shall first be used to reimburse the parties for the costs and expenses associated with the proceedings, and the balance shall be shared between the parties with Licensee receiving twenty percent (20%) of the balance and Licensor retaining eighty percent (80%) of the balance.

(d) Within and outside the Licensed Field.

(i) In the event that any Person is infringing or misappropriating the Licensed Technology and/or New Licensed Patents both within and outside the Licensed Field, Licensor shall have the first right, but not the obligation, to institute, prosecute and control legal proceedings to prevent or restrain such infringement or misappropriation, at its own expense. In the event that Licensor elects to initiate legal proceedings in accordance with the preceding sentence, Licensor shall be required to deliver notice of such election to Licensee. Licensee shall assist in the prosecution of such proceedings as reasonably requested by Licensor at Licensor’s expense, and may participate in such proceedings with its own counsel, at its sole cost and expense. Notwithstanding the foregoing participation rights of Licensee, Licensor shall retain sole control over the proceedings and any settlement thereof, in its sole discretion, subject to the provisions of Section 5.2(e) below. In any such proceeding the parties shall seek to have the relevant court allocate damages attributable to sales of Licensed Products by the infringer both within and outside of the Licensed Field.

Any recoveries from such proceedings shall first be used to reimburse the parties for any unreimbursed costs and expenses associated with the proceedings (including amounts used to reimburse the other party for expenses incurred by the other party) in accordance with this Section 5.2. The balance shall be allocated between the parties such that Licensee shall receive an amount equal to the percentage of the damages attributed by the court to infringement within the Licensed Field. Licensor shall retain the remaining balance of damages. If the infringement is not resolved through litigation or the court fails to allocate damages in accordance with infringing activities within the Licensed Field and outside the Licensed Field, the parties shall negotiate in good faith regarding the portion of the recovery remaining after reimbursement of all unreimbursed expenses of the parties that is allocable to each party having regard to the respective lost profits or royalties of each party based on sales of Licensed Products by the infringer within the Licensed Field and outside the Licensed Field.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(ii) In the event Licensor decides that it will not institute proceedings to prevent or restrain any infringement or misappropriation of the Licensed Technology and/or New Licensed Patents occurring both within and outside of the Licensed Field, or fails to do so within one hundred eighty (180) days of notification of such infringement or misappropriation, or otherwise fails to prevent such further infringement or misappropriation within such 180-day period, Licensee shall have the right, but not the obligation, to institute, prosecute and control legal proceedings, in Licensor’s name, utilizing counsel of its own choice, at its expense but with respect to such infringement or misappropriation within the Licensed Field and solely against Competitive Infringement. Licensor agrees to assist in the prosecution of such legal proceedings as reasonably requested and Licensee shall reimburse Licensor for all reasonable expenses incurred in providing such assistance. Licensor may participate in such proceedings with its own counsel at its sole cost and expense. Licensee shall not settle any such proceedings, or take any action in connection with such proceedings that would affect the validity of the Licensed Patents, without the prior written consent of Licensor. Any recoveries from such proceedings shall first be used to reimburse the parties for the costs and expenses associated with the proceedings, and the balance shall be retained by Licensee. In no event shall Licensee be entitled to prosecute any infringement or misappropriation outside of the Licensed Field, or be entitled to receive any recoveries in respect of such infringement.

(e) Any party that elects to institute, prosecute and control any legal proceeding in accordance with this Section 5.2 shall have the right to settle any such proceedings by granting a license to the infringer and any royalties paid in consideration for same shall be apportioned as provided in this Section 5.2; provided that, in the case of Licensee, any such license shall be limited to the Licensed Field, and in the case of Licensor, Licensor may not grant a license, covenant not to sue, or similar right to practice the Licensed Technology and/or New Licensed Patents in the Licensed Field, without Licensee’s consent, which may be withheld for any reason or for no reason by Licensee in its sole discretion.

(f) No settlement or consent judgment, or other voluntary final disposition of any suit that adversely affects the Licensed Technology and/or the New Licensed Patents, may be entered into without the consent of Licensor, which consent shall not be unreasonably withheld, conditioned or delayed. If the legal proceeding relates to infringement within the Licensed Field (whether solely within the Licensed Field or both within and outside of the Licensed Field), then no settlement or consent judgment or other voluntary final disposition of the legal proceeding that adversely affects Licensee’s exclusive rights under the Licensed Technology and/or New Licensed Patents within the Licensed Field may be entered into without the consent of the Licensee, which consent shall not be unreasonably withheld, conditioned or delayed.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(g) Subject to the provisions of Sections 2.1 and 5.2(c)-(f), in the event that a declaratory judgment action alleging invalidity is filed, or in the event that any counterclaim or response by a Person in connection with an enforcement action undertaken by Licensee is filed, Licensor, at its initial option, shall have the right, but not the obligation, within thirty (30) days after notification of same, to participate in and, subject to Section 5.2(i) below, control the defense of the action, at Licensor’s expense.

(h) In any suit that either party may institute as described in this Section 5, or in any declaratory judgment action alleging invalidity or non-infringement in connection with this Agreement brought against Licensee or Licensor in connection with this Agreement, the other party shall, at the request and expense of the party initiating or defending the suit or action, cooperate and assist in all reasonable respects, having its employees testify when requested and making available relevant records, papers, information, specimens and the like.

(i) Licensee shall not make any admission as to invalidity or unenforceability of any Licensed Patent, or that any claim of the Licensed Patents should be narrowly construed, without Licensor’s advance written consent, which Licensor may withhold in Licensor’s reasonable discretion. Furthermore, recognizing that strategy in legal actions that Licensee is allowed to pursue under this Section 5.2 may affect the Licensed Patents as applicable outside the Licensed Field, Licensee shall notify Licensor, and provide Licensor with an opportunity to consult with its counsel and Licensee regarding, any actions to be taken or not taken in such legal proceedings relating to claim construction and validity that are relevant to or may affect the Retained Field (as an example that shall not be deemed limiting, claim construction proceedings). With respect to these matters, Licensee must incorporate Licensor’s reasonable comments and follow Licensor’s reasonable overall strategy for the Licensed Patents. The provisions of this Section 5.2(i) and the limitation on Licensee’s right to enforce the Licensed Patents in the Licensed Field to be solely against Competitive Infringement set forth above in this Section 5.2 shall terminate and be of no further force and effect after the eighth (8th) anniversary of the Effective Date; provided, that:

(i) if prior to such date Licensor has received Regulatory Approval for any products in the Retained Field which are covered by any Licensed Patent(s), this Section 5.2(i) and the Competitive Infringement limitation shall continue in full force and effect with respect to all Licensed Patents; and

(ii) if Licensor subsequently receives Regulatory Approval for any product(s) in the Retained Field that are covered by any Licensed Patent(s), this Section 5.2(i) and the Competitive Infringement limitation on Licensee’s right to enforce shall be reinstated and again apply with respect to all enforcement of Licensed Patents by Licensee other than suits that are, as of the time Licensor obtains such Regulatory Approval, already on file.

(j) The Indemnifying Party (defined in Section 7.2) shall remain responsible to defend against and indemnify for Third Party Claims for which such party is responsible to indemnify under Section 7.1, even if arising in the context of counterclaim to a suit by the other party under this Section 5.2.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

6.	TERM; TERMINATION.

6.1. Term. This Agreement shall commence as of the Effective Date and shall remain in effect (a) with respect to the Licensed Patents, until the expiration of the last to expire of the Licensed Patents, and (b) with respect to the Licensed Know-How, in perpetuity, provided that upon the expiration of the last to expire of the Licensed Patents, the license granted to Licensee under the Licensed Know-How hereunder shall convert to a non-exclusive license.

6.2. Termination for Breach.

(a) Notice/Cures. Either party may terminate this Agreement for (i) the other party’s material breach of this Agreement, or (ii) the other party’s material breach of the License and Covenant Agreement (a breach described in the foregoing clauses (i) and (ii) shall be referred to as a Material Breach), which remains uncured ninety (90) days after the non-breaching party notified the breaching party in writing of the alleged Material Breach, describing with particularity the alleged Material Breach and explicitly stating that: the writing is a notice under this Section, the breach is a Material Breach, and the breach must be cured within ninety (90) days in order for breaching party to retain its rights under this Agreement. Email shall not be deemed a writing for purpose of this Section 6.2.

(b) Disputed Notices.

(i) If a party gives notice of termination under Section 6.2(a) and the other party disputes whether such notice was proper (i.e., whether the party having received such notice had actually materially breached this Agreement), then either party, by written notice to the other party, may refer such dispute for discussion by the following executive officers of each party: For Licensor, the Chief Executive Officer, and for Licensee, an authorized officer at the level of Vice President or above. Each party shall make such officer or designee reasonably available for discussions with the other party’s such officer or designee, and shall attempt in good faith through such discussions to resolve the dispute within ninety (90) days after a party refers the dispute for resolution by such officers.

(ii) If such officers designated executive officers do not resolve such dispute within ninety (90) day period, then either party may pursue any legal or equitable remedy available to it in accordance with Sections 9.9 and 9.11.

(iii) This Agreement shall remain in effect pending the outcome of the resolution of such dispute. If as a result of such dispute resolution process it is finally determined that the notice of termination was proper, then the date of such final determination shall be deemed the date of receipt of the notice of breach pursuant to Section 6.2(a) (and the ninety (90) day cure period shall commence beginning on the date of such final determination). If, however, as a result of such dispute resolution process it is determined that the notice of termination was improper, then no material breach shall have occurred and this Agreement shall remain in effect.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

6.3. Effect of Termination.

(a) Upon any termination (but not expiration), Licensee shall return to Licensor, or destroy, all technical information and materials developed or used solely in connection with the Old Licensed Patents, New Licensed Patents, and/or Licensed Know-How (and not in connection with any other intellectual property rights of Licensee), including documents, logs, notes, manuals, training materials, computer source codes, object codes, and any other information whether contained in written, electronic, or other media.

(b) Upon any termination (but not expiration), Licensee will complete or terminate all outstanding tasks, including the provision of any Licensed Products that have been contracted for by customers prior to notice of termination in a timely manner and in accordance with a mutually agreed schedule, but in any event within six (6) months from the effective date of termination of this Agreement.

(c) The provisions of this Section 6 and of Sections 1, 4.2, 7, 8 and 9 shall survive any termination or expiration of this Agreement. Nothing herein shall be construed to release either party of any obligation which matured prior to the effective date of such termination or expiration.

7.	RISK ALLOCATION.

7.1. Indemnification.

(a) Licensor will defend, indemnify and hold harmless Licensee and its subsidiaries, parent corporations, Affiliates, officers, directors, partners, employees, agents, successors and assigns (collectively, the Licensee Indemnitees) from and against any loss, damage, expense (including reasonable attorney’s fees of indemnitee(s) and those that may be asserted by a third party) or liability (collectively, Losses) suffered by or imposed upon the Licensee Indemnitee(s) as a result of any claim, demand, action or proceeding by any third party (to avoid doubt, with “third party” meaning anyone other than a party to this Agreement or an affiliate of a party to this Agreement) (each a Third Party Claim) arising from or related to (i) any breach of Licensor’s representations, warranties or covenants under this Agreement; and (ii) any negligence or intentional misconduct by Licensor (or its agents, consultants or employees) in performing its obligations under this Agreement. The foregoing indemnification action shall not apply in the event and to the extent that a claim is subject to indemnification by Licensee pursuant to Section 7.1(b) below, or a court of competent jurisdiction determines that such Losses arose as a result of any Licensee Indemnitee’s negligence, intentional misconduct or breach of this Agreement.

(b) Licensee will defend, indemnify and hold harmless Licensor and its subsidiaries, parent corporations, Affiliates, officers, directors, partners, employees, agents, successors and assigns (collectively, the Licensor Indemnitees) from and against any Losses suffered by or imposed upon the Licensor Indemnitee(s) as a result of any Third Party Claim arising from or related to: (i) any breach of Licensee’s representations, warranties or covenants under this Agreement; (ii) any negligence or intentional misconduct by Licensee (or its agents,

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

consultants or employees) in performing its obligations under this Agreement; (iii) any claim that Licensee or its Affiliates (or any third party deriving rights through either of them) infringes or misappropriates any Intellectual Property Right of a third party by their manufacture, having manufactured, offer for sale, sale, use, import or export of Licensed Products; and (iv) the use, promotion, sale or distribution of Licensed Products by Licensee or its Affiliates (or any third party deriving rights through either of them). The foregoing indemnification action shall not apply in the event and to the extent a claim is subject to indemnification by Licensor pursuant to Section 7.1(a) above, or that a court of competent jurisdiction determines that such Losses arose as a result of any Licensor Indemnitee’s negligence, intentional misconduct or breach of this Agreement.

7.2. Procedure. To receive the benefit of the foregoing indemnities the Person seeking indemnification (the Indemnitee) must promptly notify the other party (the Indemnifying Party) in writing of a claim or suit and provide reasonable cooperation (at the Indemnifying Party’s expense) and tender to the Indemnifying Party full authority to defend or settle the claim or suit. The Indemnifying Party has no obligation to indemnify the Indemnitee in connection with any settlement made without the Indemnifying Party’s written consent. The Indemnifying Party may not settle such claim or suit without the consent of the other party, which consent shall not be unreasonably withheld or delayed, provided, however, that such consent is not required so long as such settlement includes an unconditional release of the Indemnitee, does not impose any obligations on any Indemnitee other than the payment of money damages fully indemnified hereunder, and in Licensee’s case meets the same standards as set forth in Section 5.2(i). The Indemnitee has the right to participate at its own expense in the claim or suit and in selecting counsel therefor. The Indemnitee shall cooperate with the Indemnifying Party, as reasonably requested, at the Indemnifying Party’s sole cost and expense. If the parties cannot agree as to the application of Sections 7.1(a) and 7.1(b) to any particular Third Party Claim, the parties may conduct separate defenses of such Third Party Claim. In such case, each party reserves the right to claim indemnity from the other in accordance with Sections 7.1(a) and 7.1(b) upon resolution of such underlying Third Party Claim.

7.3. Limitation of Liability. EXCEPT FOR BREACH OF OBLIGATIONS UNDER SECTION 5 OR SECTION 8 AND EXCEPT FOR AMOUNTS PAYABLE WITH RESPECT TO THIRD PARTY INDEMNIFICATION CLAIMS UNDER SECTION 7.1, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOST PROFITS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

8.	CONFIDENTIALITY

8.1. Each party shall maintain the Confidential Information (defined below in this Section 8.1) of the other party in trust and confidence and shall not disclose any such Confidential Information to any third party (except as expressly provided below) or use any such Confidential Information for any purposes other than those necessary or permitted for performance under this Agreement (including for purposes of exercising the rights granted to it hereunder). Licensor’s “Confidential Information” shall be all of Licensor’s proprietary and confidential information related to the Licensed Technology and/or New Licensed Patents disclosed by Licensor to Licensee in connection with activities under Section 5, including all proposed patent filings and information regarding any potential infringement or misappropriation of the Licensed Technology and/or New Licensed Patents. Licensee’s “Confidential Information” shall be all of Licensee’s proprietary and confidential information related to its Licensed Products disclosed by Licensee to Licensor in connection with activities under this Agreement. Neither party shall disclose Confidential Information of the other party to any employee, agent, consultant, or affiliate who does not have a reasonable need for such information or who is not subject to binding obligations of confidentiality and limited use at least as restrictive in scope as those of this Section 8 (but may disclose to those who or that have such a reasonable need and are so bound). Such obligations of confidentiality and limited use shall survive any termination of this Agreement for *** after the latest such expiration or termination. Each party shall use at least the same standard of care as it uses to protect its own confidential information of a similar nature to prevent unauthorized disclosures or uses of Confidential Information of the other party, but no less than reasonable care. Each party shall promptly notify the other party upon discovery of any unauthorized use or disclosure of the Confidential Information of the other party.

8.2. Confidential Information shall not include any information which, as shown by competent proof:

(a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party in breach hereof, generally known or available;

(b) is known by the receiving party at the time of receiving such information, as shown by contemporaneous written records;

(c) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure;

(d) is independently developed by the receiving party without use of or reference to Confidential Information of the other party, as shown by independent, contemporaneous written records; or

(e) is the subject of a prior, express, written permission to disclose provided by the disclosing party.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

8.3. The parties agree that the material terms of this Agreement will be considered Confidential Information of both parties. Notwithstanding the foregoing, either party may disclose such terms (a) to bona fide potential corporate partners, potential investors or merger or acquisition partners, and to financial underwriters and legal and financial advisors, provided that all such disclosures shall be made only to such Persons under binding written obligations of confidentiality and nonuse, and (b) to the extent required to comply with applicable legal requirements including as part of regular securities law reporting requirements and/or in accordance with securities regulatory authority or securities exchange rules, demands and/or practice. If and when this Agreement is required to be publicly filed, the filing party shall seek confidential treatment of information that it deems sensitive and for which it considers confidential treatment is reasonably legally available without risking liability.

8.4. Notwithstanding any other provision of this Agreement, each party may disclose Confidential Information of the other party

(a) to the extent and to the persons and entities required by an applicable governmental law, rule, regulation or order; provided, however, that the responding party shall first have given prompt notice to the other party hereto to enable it to seek any available exemptions from or limitations on such disclosure requirement and shall reasonably cooperate in such efforts by the other party; and

(b) to the extent and to the persons and entities required by rules of the National Association of Securities Dealers or any stock exchange on which such party’s shares are traded.

9.	MISCELLANEOUS.

9.1. Relationship of Parties. For the purposes of this Agreement, each party hereto shall be, and shall be deemed to be, an independent contractor and not an agent, partner, joint venturer, representative or employee of any other party. No party shall have authority to make any statements, representations, compromises of rights or commitments of any kind, assume or create any obligations, or to accept process for or take any other action which shall be binding on the other parties, except as may be explicitly provided for herein or authorized in writing by the other parties.

9.2. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

(a) if to Licensor:

Trivascular Inc

3910 Brickway Boulevard

Santa Rosa, CA 95403

Attention: CEO

Fax: 707-541-3952

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

with a copy (which shall not constitute notice) to an address to be specified by Licensor by written notice to Licensee within ninety (90) days after the Effective Date (notices to Licensor prior to the time it provides this address shall not be required to be copied to this address).

(b) if to Licensee:

Boston Scientific Corporation

One Boston Scientific Place

Natick, MA 01760

Attention: General Counsel

Fax: 508-650-8956

with a copy (which shall not constitute notice) to:

Boston Scientific Scimed

One Scimed Place

Maple Grove, MN 55311

Attention: Chief Patent Counsel

Fax: 763-494-2180

9.3. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

9.4. Entire Agreement. This Agreement, the Purchase Agreement, the Confidentiality Agreement and the other Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

9.5. Assignment. Licensor may not assign this Agreement or any of its rights and obligations under this Agreement without the prior written consent of the Licensee, not to be unreasonably withheld or delayed; provided, that (i) Licensor may assign this Agreement as part of a corporate reorganization, consolidation, merger or sale of substantially all of the capital stock or assets of Licensor, or the relevant division or business unit of the party that holds or uses all or a substantial portion of the Licensed Technology and/or New Licensed Patents without the prior written consent of the Licensee, and (ii) Licensor may assign this Agreement to any Affiliate of Licensor without the prior written consent of the Licensee, provided, further, that in each instance the assignee Person expressly assumes all obligations imposed on the assigning party by this Agreement in writing.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

9.6. Amendment. This Agreement may not be amended or modified or waived except (a) by an instrument in writing signed by a duly authorized officer (which shall include any Vice President) of each of Licensor and Licensee, or (b) by a waiver in accordance with Section 9.7.

9.7. Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer (which shall include any Vice President) of the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. No email correspondence which does not specifically reference or waive this Section 9.7 shall be deemed to waive rights under this Agreement.

9.8. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

9.9. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage may occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

9.10. Interpretive Rules. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and all Article and Section references are to this Agreement unless otherwise specified. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

limitation.” No implication shall be drawn from the inconsistent usage in this Agreement as to actual inclusion or non-inclusion of the phrase “without limitation” after “include,” “includes” and “including.” The word “days” means calendar days unless otherwise specified herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require either party or their respective officers, directors, subsidiaries or Affiliates to take any action which would violate or conflict with any applicable Law. The word “if’ means “if and only if.” The word “or” shall not be exclusive. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “$” will be deemed references to the lawful money of the United States of America.

9.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without regard to its conflicts of laws rules. All Actions arising out of or relating to this Agreement shall be heard and determined primarily in the federal court courts of the Northern District of California; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined primarily in any state court sitting in San Francisco, California. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the State of California for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such Action by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt by registered mail; provided, however, that nothing in this Section 9.11 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 9.11 shall not constitute a general consent to service of process in the State of California and shall have no effect for any purpose except as provided in this Section 9.11.

9.12. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WANES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE,

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

9.13. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

9.14. Further Assurances. At any time and from time to time, either party will, without further consideration and at the other party’s expense, take such further action and execute and deliver such further instruments and documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

9.15. No Implied Rights. No implied rights of any kind under or with respect to Intellectual Property Rights are granted or shall be deemed to have been granted under this Agreement. Each party only grants those rights and licenses that are explicitly granted in this Agreement.

[The remainder of this page intentionally left blank.]

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

IN WITNESS WHEREOF, each of Licensor and Licensee has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BOSTON SCIENTIFIC SCIMED, INC.		Boston Scientific Santa Rosa Corp., which was previously known as TriVascular, Inc., a California corporation, that will be known as Trivascular 2, Inc. (after a name change to occur shortly after the Effective Date)

By:	/s/ Paul LaViolette	By:	/s/ Michael Chobotov
Name:	Paul LaViolette	Name:	Michael Chobotov
Title:	CEO and President	Title:	Chief Executive Officer

[Signature Page to Exclusive License Agreement]

EXHIBIT A

LICENSED KNOW-HOW

General:

The Assigned Know-How (as defined in the Know-How Agreement).

Fi ll/Film Know-How:

That subset of the Assigned Know-How that constitutes a fill material or a PTFE film, or a method of making forming or using either of the foregoing.